Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Mid Cap Growth Series, which was held on November 1, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee                                For      Withhold Authority
Jeffrey L. Shames               5,506,140.909    189,343.179
John W. Ballen                  5,506,140.909    189,343.179
Lawrence H. Cohn                5,502,107.996    193,376.092
J. David Gibbons                5,502,107.996    193,376.092
William R. Gutow                5,502,046.737    193,437.351
J. Atwood Ives                  5,502,881.151    192,602.937
Abby M. O'Neill                 5,506,140.909    189,343.179
Lawrence T. Perera              5,504,776.790    190,707.298
William J. Poorvu               5,504,245.270    191,238.818
Arnold D. Scott                 5,502,080.770    193,403.318
J. Dale Sherratt                5,504,245.270    191,238.818
Elaine R. Smith                 5,506,140.909    189,343.179
Ward Smith                      5,504,776.790    190,707.298
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 5,352,298.297
Against 129,716.925
Abstain 213,468.866
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 5,254,730.553
Against 148,394.248
Abstain 292,359.287
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 5,344,355.736
Against 129,085.133
Abstain 222,043.219
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2001.
Number of Shares
For 5,432,841.683
Against 76,930.844
Abstain 185,711.561